Exhibit 99.1

                   Technitrol Reports Q105 Results

    PHILADELPHIA--(BUSINESS WIRE)--April 25, 2005--Technitrol, Inc. (NYSE:TNL) reported consolidated revenues from continuing operations of $141.4 million for its first fiscal quarter ended April 1, 2005. Revenues were $144.1 million in the previous quarter and $135.3 million in the first quarter of 2004. The above revenue comparisons, the earnings comparisons below and the AMI Doduco segment performance report that follows exclude results from AMI Doduco's bimetal and metal cladding business, which Technitrol is in the process of divesting and is now treated as a discontinued operation.
    According to U.S. Generally Accepted Accounting Principles (GAAP), first- quarter net income from continuing operations was $5.4 million, or $0.14 per diluted share. Excluding after-tax severance and asset impairment expenses amounting to $0.9 million, or $0.02 per share, earnings per diluted share were $0.16. (See the attached table, "Non-GAAP Measures" reconciling "Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense" to GAAP net earnings (loss) per diluted share.)
    By comparison, the GAAP net loss from continuing operations in the fourth quarter of 2004 was $12.3 million or $0.30 per diluted share, including after-tax severance and asset-impairment expenses of $18.4 million, or $0.46 per share. In the first quarter of 2004, the company reported GAAP net earnings from continuing operations of $5.7 million, or $0.14 per diluted share, including after-tax severance and asset-impairment expenses of $1.9 million, or $0.05 per diluted share. (See "Non-GAAP Measures" table.)
    Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA, defined as operating profit from continuing operations plus depreciation and amortization, a non-GAAP measure reconciled with GAAP net earnings in the attached "Non-GAAP Measures" table) were $14.0 million in the first quarter of 2005, compared with $13.7 million on the same basis in the previous quarter and $16.3 million in the first quarter of 2004, excluding severance and asset-impairment expenses in all periods.
    Pre-tax first-quarter 2005 severance and asset-impairment expenses totaling $0.9 million ($0.9 million after taxes) included charges at Pulse for severance and a lease termination associated with relocating production within China to lower-cost facilities and severance expenses related to downsizing the consumer division's headquarters staff and other actions to counteract the significant foreign exchange advantage of dollar-functional Chinese competitors. AMI Doduco incurred a small amount of pre-tax severance expenses in its ongoing effort to streamline operations in North America and Europe.
    Net cash at December 31, 2004 was $157.7 million (cash and equivalents of $170.3 million less debt of $12.6 million), an increase of 11.1% from $142.0 million at December 31, 2004. Technitrol's first-quarter capital spending was $4.0 million.

    Pulse

    Pulse designs and manufactures a wide variety of passive magnetics-based electronic components and modules. Revenues in the first quarter were $75.6 million, compared with $83.8 million in the previous quarter and $77.5 million in the first quarter of 2004. First-quarter 2005 revenues were negatively impacted by normal seasonal slowness due to the Chinese New Year holiday period; significantly weaker-than-expected demand for all types of televisions in Europe's consumer electronics market; extreme price pressure resulting from the weak U.S. dollar, giving dollar-functional Asian competitors a significant price advantage over the consumer division, which transacts in euros; and customer push-outs of deliveries for networking and connector products into the second quarter. Recent strength in new orders, particularly in networking and connector products, indicates that Pulse's second-quarter 2005 revenues are expected to recover to levels approaching the fourth quarter of 2004.
    Despite seasonal slowness and delayed deliveries, first-quarter shipments across Pulse's legacy networking, telecommunications, power conversion and military/aerospace markets were comparable to the previous quarter overall. Demand for telecommunications products was especially strong relative to internal forecasts.
    Pulse's GAAP operating profit in the first quarter was $6.0 million, compared with a loss of $15.1 million in the previous quarter and profit of $8.7 million in the first quarter of 2004. For comparability purposes, excluding pre-tax severance and asset-impairment expenses, first-quarter operating profit was $6.9 million, compared with $5.7 million in the previous quarter and $9.4 million in the first quarter of 2004 (see "Non-GAAP Measures" table, which reconciles segment "Operating profit excluding severance and asset-impairment expense" to GAAP operating profit). Pulse's first-quarter operating profit was negatively affected by significant margin pressure on consumer electronics components due to the foreign exchange and lower television demand issues noted above. Also affecting operating profit were unabsorbed plant overhead expenses related to labor inefficiencies and training of new workers in Pulse's legacy product lines, an issue that is not expected to recur in the second quarter. Also affecting first-quarter operating profit included various positive events that are also not expected to recur.
    Though the consumer division intends to remain a local source of supply in Europe, it plans to address the negative effects of high dollar-to-euro exchange rates by relocating about 30% of its flyback transformer production and substantially all of its switch-mode transformer production to existing facilities in the Peoples Republic of China by the end of 2005.

    AMI Doduco

    AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Revenues from continuing operations in the first quarter of 2005 were $65.8 million, compared with $60.2 million in the previous quarter and $57.8 million in the first quarter of 2004. The favorable sequential-quarter and year-over-year revenue comparisons are attributable to stronger market demand and market share gains, particularly in North America, the rise in the dollar value of the euro, which affects the majority of AMI Doduco's business and, to a lesser extent, higher prices for precious metals, which are generally passed on to customers. On average, the euro was 4.8% and 0.8% stronger relative to the dollar during the first quarter of 2005 than during the same period a year ago and the previous quarter, respectively.
    End-markets served by AMI Doduco - construction, appliance, automotive, industrial machinery and electric power - remained strong overall. Revenues attributed to automotive applications are mostly from the European market and have not been affected to a great degree by vehicle production cutbacks in North America.
    AMI Doduco's first-quarter GAAP operating profit from continuing operations was $1.5 million, compared with $1.4 million in the previous quarter and a loss of $1.2 million in the first quarter of 2004. Excluding pre-tax severance and asset-impairment expenses, first-quarter operating profit of $1.5 million from continuing operations compares with $1.8 million in the previous quarter and $0.9 million in the first quarter of 2004 (see "Non-GAAP Measures" table). The sequential-quarter profit decline is attributable to unabsorbed overhead expense resulting from aggressive inventory reduction efforts in North America and Europe, coupled with higher material costs and the expected lag in the effect of recently announced price increases. Those factors notwithstanding, AMI Doduco continues to make progress in its ongoing efforts to reduce costs and improve delivery performance and plant efficiency in response to historically high market demand, particularly in North American plant locations. In addition, further price increases are planned during the second quarter of 2005.
    The above comparisons exclude results from AMI Doduco's bimetal and metal cladding operations, which are now treated as discontinued operations. The decision to divest this business is based on its non-core nature and the projected costs of maintaining its market position in future years relative to the expected returns. Technitrol believes it to be in the best interests of its shareholders that it continue to aggressively grow AMI Doduco's core precious metal contacts and related businesses in North America, Europe and China, where it enjoys significant market share. Technitrol does not believe that it is appropriate to invest further in it non-core bimetals and metals laminates businesses where it does not enjoy significant share and where there is generous overcapacity in the markets, particularly in North America where these businesses are located. Accordingly, Technitrol has signed a memorandum of understanding with Engineered Materials Solutions, Inc. (EMS), located in Attleboro, Massachusetts, related to EMS's purchase of the operating assets of AMI Doduco's bimetal and metal cladding operations. Technitrol expects to toll produce products for EMS for a short period of time in order to provide continuity to customers during the transition period. Based in Reidsville, North Carolina, the bimetal/cladding business contributed approximately $21.0 million in revenues to AMI Doduco during fiscal 2004, posting an operating loss of $0.3 million.

    2005 Outlook

    Technitrol currently is in the process of completing its annual spring review of the company's business plan for fiscal 2005. From that review will come an updated outlook for revenues and earnings per share for the year, which the company will announce on May 18, 2005 at its annual meeting of shareholders. Prior to this or any other public announcement of an updated outlook by Technitrol, changes in forecasts from equity analysts are unofficial and should be considered with caution.
    At this point, Pulse expects second-quarter 2005 revenues to reflect a normal seasonal demand pickup from the first quarter, the recovery of shipments previously delayed, and modest sequential-quarter strengthening in non-consumer market demand. An offsetting factor will be continuing demand softness and price pressure in the consumer business, issues that are expected to negatively impact Pulse's overall operating margin pending completion of the division's restructuring. Also expected to pressure operating margin are mandated wage increases in the People's Republic of China scheduled to take effect May 1, 2005. Expected to offset these impacts and boost overall operating margin as the year progresses are steady increases in overall sales volume along with aggressive efforts under way in Pulse's connector product division to grow revenues and market share and integrate operations of Full Rise Electronics Co. Ltd. with those of Pulse to achieve lower tax rates and higher earnings. In the second quarter, Pulse expects sequential-quarter percentage growth in operating profit to exceed sequential-quarter percentage growth in revenues.
    AMI Doduco continues to target quarter-by-quarter improvement in operating margin throughout 2005. Initiatives to grow revenues and market share, implement lean practices across the business, continue expanding in China and continue resolving operating difficulties are all expected to contribute to improved operating margins. AMI Doduco currently expects worldwide markets for electrical goods to remain robust, at least through the second quarter of 2005.

    Cautionary Note

    Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the Company's 10-K report for the year ended December 31, 2004 in Item 1 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

    These risk factors include, but are not limited to, the following:

    -- Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

    -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    -- An inability to adequately respond to changes in technology may decrease our sales.

    -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

    -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    -- An inability to identify additional acquisition opportunities may slow our future growth.

    -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    -- Uncertainty in demand for our products may result in increased costs of production and an inability to service our customers.

    -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    -- Competition may result in lower prices for our products and reduced sales.

    -- Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

    -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    -- Shifting our operations between regions may entail considerable expense.

    -- Liquidity requirements could necessitate movements of existing cash balances, which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    -- Public health epidemics (such as severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.

    -- The unavailability of insurance against certain business risks may adversely affect our future operating results.

    -- Environmental liability and compliance obligations may affect our operations and results.

    Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

    Investors: Technitrol's quarterly conference call will take place Monday, April 25, 2005 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on April 25 and conclude at midnight, May 2, 2005. For telephone replay, dial (412) 317-0088 and enter access code 347941#.



STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
                                                     Quarter Ended
                                                  4/1/2005  3/26/2004
                                                  --------- ----------

Net sales                                         $141,391   $135,290
Cost of goods sold                                 107,422     97,579
                                                  --------- ----------
  Gross profit                                      33,969     37,711
Selling, general and administrative expenses        25,602     27,407
Severance and asset-impairment expenses                942      2,857
                                                  --------- ----------
  Operating profit                                   7,425      7,447
Interest income (expense), net                         240       (152)
Other expense, net                                    (420)      (714)
Equity earnings in minority-owned investments            0        135
                                                  --------- ----------
  Net earnings from continuing operations before
   income taxes and minority interest                7,245      6,716
Income taxes                                         1,575      1,043
Minority interest                                     (221)         0
                                                  --------- ----------
  Net earnings from continuing operations            5,449      5,673
  Net earnings (loss) from discontinued
   operations, net of taxes                           (340)        92
                                                  --------- ----------
  Net earnings                                       5,109      5,765

Basic earnings per share from continuing
 operations                                           0.14       0.14
Basic earnings (loss) per share from discontinued
 operations                                          (0.01)      0.00
                                                  --------- ----------
Basic earnings per share                              0.13       0.14

Diluted earnings per share from continuing
 operations                                           0.14       0.14
Diluted earnings (loss) per share from
 discontinued operations                             (0.01)      0.00
                                                  --------- ----------
Diluted earnings per share                            0.13       0.14

Weighted average common and equivalent shares
 outstanding                                        40,356     40,320



BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
                                                    Quarter Ended
                                                 4/1/2005   3/26/2004
                                               ----------- -----------
Net sales
     Pulse                                     $   75,578  $   77,538
     AMI Doduco                                    65,813      57,752
                                               ----------- -----------
               Total net sales                    141,391     135,290
Operating profit (loss)
     Pulse                                          5,963       8,670
     AMI Doduco                                     1,462      (1,223)
                                               ----------- -----------
               Total operating profit (loss)        7,425       7,447


FINANCIAL POSITION
(in thousands, except per-share amounts)         4/1/2005  12/31/2004
                                               ----------- -----------
                                               (unaudited)
                                               -----------

Cash and equivalents                           $  170,266  $  155,952
Trade receivables, net                            105,223     109,652
Inventories                                        67,083      77,481
Assets of discontinued operations held for
 sale                                              11,008          --
Other current assets                               15,454      20,917
Fixed assets                                       95,660     102,176
Other assets                                      157,652     160,409
                                               ----------- -----------
     Total assets                                 622,346     626,587
Current portion of long-term debt                     127         130
Short-term debt                                     5,714       6,717
Accounts payable                                   44,179      48,655
Accrued expenses                                   70,459      69,602
Liabilities of discontinued operations held
 for sale                                           1,897          --
Long-term debt                                      6,746       7,125
Other long-term liabilities                        14,905      14,766
                                               ----------- -----------
     Total liabilities                            144,027     146,995
Minority Interest                                  14,835      14,730
Shareholders' equity                              463,484     464,862
Net worth per share                                 11.45       11.49
Shares outstanding                                 40,469      40,448



NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1. EBITDA from continuing operations
                                                  Quarter Ended
                                            --------------------------
                                            4/1/05  12/31/04  3/26/04
                                            ------- --------- --------

Net earnings (loss)                         $5,109  $(12,549)  $5,765
Net (earnings) loss from discontinued
 operations                                    340       291      (92)
Minority interest                              221       514       --
Income taxes (benefit)                       1,575      (593)   1,043
Interest expense (income), net                (240)      (66)     152
Other expense (income)                         420    (1,233)     714
Depreciation and amortization                5,652     6,182    6,033
Equity method investment (earnings) losses      --        --     (135)
                                            ------- --------- --------
EBITDA from continuing operations           13,077    (7,454)  13,480
Severance and asset-impairment expenses        942    21,111    2,857
                                            ------- --------- --------
EBITDA from continuing operations excluding
 severance and asset-impairment expenses    14,019    13,657   16,337


2. Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense

                                                  Quarter Ended
                                            --------------------------
                                            4/1/05  12/31/04  3/26/04
                                            ------- --------- --------

Net earnings (loss) per diluted share        $0.13    $(0.31)   $0.14
Diluted loss per share from discontinued
 operations                                   0.01      0.01       --
After-tax severance and asset-impairment
 expense, per share                           0.02      0.46     0.05
                                            ------- --------- --------
Net earnings per diluted share from
 continuing operations, excluding severance
 and asset-impairment expense                 0.16      0.16     0.19

3. Segment operating profit (loss) from continuing operations, excluding severance and asset-impairment expense

                                                  Quarter Ended
                                            --------------------------
                                            4/1/05  12/31/04  3/26/04
                                            ------- --------- --------

Pulse operating profit (loss), GAAP         $5,963  $(15,057)  $8,670
Pre-tax severance and asset-impairment
 expense                                       930    20,744      715
                                            ------- --------- --------
Pulse operating profit, excluding severance
 and asset-impairment expense                6,893     5,687    9,385

AMI Doduco operating profit (loss), GAAP     1,462     1,421   (1,223)
Pre-tax severance and asset-impairment
 expense                                        12       366    2,142
                                            ------- --------- --------
AMI Doduco operating profit, excluding
 severance and asset-impairment expense      1,474     1,787      919


1. EBITDA (net income plus income taxes, excluding interest and other expense or income, depreciation and amortization, excluding equity method investment earnings and losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.


    Copyright (C) 2005 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

    CONTACT: Technitrol, Inc., Philadelphia
             David Stakun, 215-355-2900